Exhibit 10.10

FORM OF 2003 LONG-TERM INCENTIVE PLAN OF

THE BANK OF NEW YORK COMPANY, INC.

APRIL 2, 2007 RESTRICTED SHARE UNIT AGREEMENT

Grant Date	Total Number of RSUs Granted	Restricted Period Expires
April 2, 2007	[INSERT]	April 2, 2010

Pursuant to the 2003 Long-Term Incentive Plan of The Bank of New York Company, Inc. (“Plan”) you have been granted the number of restricted share units (“RSUs”) identified above upon the following terms and conditions and the terms and conditions of the Plan. Each RSU is denominated as a single share of Common Stock with a value equal to one share of Common Stock. This information, and a copy of the Plan, is also available to you through The Bank of New York Employee Stock Plan Website (www.bnymystock.com/bny). Unless defined herein, capitalized terms used in this Agreement shall be as defined in the Plan.

Subject to paragraph 4 below, the period during which the RSUs are forfeitable and may be earned (the “Restricted Period”) will be the period commencing on the Grant Date and ending on April 2, 2010.

1. Status of RSUs. An account for the RSUs has been or will be established in your name on the books and records of the Company with respect to the applicable Restricted Period. Each RSU constitutes an unfunded and unsecured promise of the Company to deliver (or cause to be delivered) to you, subject to the terms of this Agreement, one share of Common Stock immediately after the Restricted Period applicable to each RSU. Until the end of the Restricted Period applicable to each RSU, you have only the rights of a general unsecured creditor of the Company.

2. No Shareholder Rights. You will have no rights as a stockholder in the shares of Common Stock corresponding to your RSUs prior to the conversion of your RSUs to Common Stock at the conclusion of the Restricted Period. Consequently you will have no voting rights nor will you have any right to receive dividends or dividend equivalents with respect to the RSUs during the Restricted Period. In the event you receive any additional RSUs as a result of a stock split, stock dividend or distribution with respect to the RSUs granted hereunder, such additional RSUs will be subject to the same restrictions as if granted under this Agreement as of the Grant Date.

3. Nontransferable. You may not sell, transfer, assign, pledge or otherwise encumber or dispose of the RSUs during the Restricted Period.

4. Payment of Common Stock for RSUs.

(a)	You will be eligible to receive Common Stock in exchange for your RSUs as of the first to occur of the events described below. The Company shall cause to be issued to you one share

The Bank of New York Company, Inc.
April 2, 2007 Restricted Share Units

of Common Stock for each RSU granted hereunder to the extent you are entitled to a distribution pursuant to paragraph 4(a)(i) or (ii). To the extent you are entitled to a distribution pursuant to paragraph 4(a)(iii), (iv) or (v), the Company shall cause to be issued to you a pro-rata distribution of Common Stock underlying your RSUs in accordance with paragraph 4(b). Eligible distribution events are as follows:

(i)	the date that the Restricted Period ends as specified above;

(ii)	the date a Change in Control occurs within the meaning of both Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), and the Plan as from time to time in effect;

(iii)	the date you become disabled in accordance with Code Section 409A and are eligible to receive benefits under the Company’s Long-Term Disability Plan as in effect from time to time (together, “Disability”);

(iv)	the date of your Retirement (as defined below); and

(v)	your death.

(b)	In the event your employment terminates due to your (i) Retirement; (ii) Disability or (iii) death, or (iv) with a termination agreement accompanied by a general employment release acceptable to the Company, you will receive a pro-rata distribution of shares of Common Stock underlying your RSUs. The number of shares to be distributed shall be determined by multiplying the total number of your unvested RSUs as of your employment termination date by a fraction, the numerator of which shall be the number of full months that have elapsed from January 1, 2007 through your termination date, up to a maximum of 36, and the denominator of which shall be 36. In the event of your death, such distribution will be issued to the beneficiary designated in writing by you or, in the absence of such designation, to your legatee or legatees under your last will or your personal representatives or distributes, as the case may be. The remainder of the RSUs granted under this agreement shall be cancelled.

Any distribution made to you under this paragraph 4 shall be made approximately 30 days following the applicable distribution event described in 4(a) or as soon as administratively practicable thereafter. For purposes of your 2007 grant of RSUs only, the term “Retirement” means your voluntary separation from service as an employee in accordance with the policies of BNY Co. and affiliates on or after age 55 and completion of at least one year of service with such companies. A payment under the Plan due to your “Retirement” does not entitle you to a benefit under any other plan or arrangement in which you may participate. For purposes of any other benefit plan or arrangement, the terms of that plan or arrangement will govern.

5. Forfeiture for Violation of Rules and Regulations. In the event you fail to comply with any rules or regulations the Company establishes with respect to its businesses (including the Company’s Code of Conduct Policy and Procedures), the Company may cancel or revoke all or any portion of the unvested RSUs. The Company shall have sole discretion to determine what constitutes such a failure.

The Bank of New York Company, Inc.
April 2, 2007 Restricted Share Units

6. Termination of Employment. Subject to paragraph 4, all RSUs will be forfeited if your employment terminates prior to the end of the Restricted Period. Notwithstanding the preceding sentence, the termination and vesting provisions in your employment offer letter shall take precedence.

7. Withholding of Taxes. In the event that the Company is required to withhold taxes on any income as a result of a distribution to you in respect of all or any portion of your RSUs, you agree to pay to the Company the amount of any withholding taxes due or, in lieu thereof, the Company will have the right to deduct from any payment of any kind (either in cash or in stock, pursuant to procedures specified by the Company from time to time) due you from the Company, the amount required to be withheld (whether or not such payment is made pursuant to this Agreement).

8. Section 409A Payment Delay. Notwithstanding any provision to the contrary herein, to the extent any payment to be made to you in connection with the termination of your employment with the Company would be subject to the additional tax of Section 409A of the Code, such payment will be delayed until six months after your termination or earlier death or disability (within the meaning of Section 409A and the Plan) if this delay would prevent the imposition of such additional tax.

9. Miscellaneous. This Agreement (a) shall be binding upon and inure to the benefit of any successor of the Company, (b) shall be governed by the laws of the State of New York, without regard to any choice of law provisions thereof and (c) may not be amended except in writing. This grant shall in no way affect your participation or benefits under any other plan or benefit program maintained or provided by the Company. In the event of a conflict between this Agreement and the Plan, the Plan shall govern, provided, however, that in all events the Plan and this Agreement shall be interpreted and administered in accordance with the provisions of Code Section 409A, to the extent applicable to the Plan and your RSU Grant.

Please indicate your acceptance hereof by signing and returning the enclosed copy of this Agreement.

Sincerely,

THE BANK OF NEW YORK COMPANY, INC.

By:
Title:	Vice Chairman and General Counsel

I accept and agree to the terms of this Agreement

(Signature)	(Print Name)	(Date)